Exhibit 19.1

INSIDER TRADING POLICY
I.INTRODUCTION
Monroe Capital Enhanced Corporate Lending Fund (the “Company”) has established the below procedures to facilitate compliance with laws prohibiting insider trading while in possession of material non-public information (“MNPI”) and to avoid the appearance of any impropriety. These additional procedures are applicable only to the individuals described below.
II.DEFINITIONS
“Company Securities” means any security issued by the Company, including but not limited to any stock plan transaction, gift, loan or pledge or hedge, contribution to a trust, or any other transfer or derivative thereof.
“Controlled Entity” means any entity that a Covered Person influences or controls, including any corporations, partnerships or trusts.
“Covered Person” means any director, manager, officer or employee (including a temporary employee) of the Company or the Monroe Capital BDC Advisors, LLC (the “Adviser”), or of any of their subsidiaries, and any other persons designated by the Company’s Chief Compliance Officer who may have access to MNPI.
“Family Members” means a Covered Person’s family members who reside with such Covered Person (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the Covered Person’s household, and any family members who do not live in such household but whose transactions in Company Securities are directed by the Covered Person or are subject to the Covered Person’s influence or control, such as parents or children who consult with the Covered Person before they trade in Company Securities.
III. PRE-CLEARANCE PROCEDURES
To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, Covered Persons, as well as Family Members and Controlled Entities of such persons, may not engage in any transaction involving Company Securities without first obtaining pre-clearance of the transaction from the Company’s Chief Compliance Officer; provided, however, that if the Chief Compliance Officer or any Family Member or Controlled Entity of the Chief Compliance Officer is seeking to engage in a transaction involving Company Securities, then the Chief Compliance Officer shall first obtain pre-clearance from the Company’s Chief Executive Officer, Chief Financial Officer or President.
A request for pre-clearance should be submitted via the online [ComplianceAlpha system], which is monitored and overseen by the Company’s Chief Compliance Officer or his/her designees, (or via email if the Chief Compliance Officer permits) at least two business days in advance of the proposed transaction. The Chief Compliance Officer or other officer responsible for pre-clearance is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in the Company Securities, and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any MNPI about the Company, and should describe fully those circumstances to the Company’s Chief Compliance Officer (or, in the case of a pre-clearance request from the Chief Compliance Officer, the Company’s Chief Executive Officer, Chief Financial Officer or President). The requestor should also indicate whether he or she has effected any “opposite-way” transactions within the past six months, and should be prepared to timely report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144, if necessary, at the time of any sale.
IV. RULE 10B5-1 TRADING PLANS
Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”) and must be in accordance with the “Guidelines for Rule 10b5-1 Plans” attached as Annex A hereto. If the plan meets the requirements of Rule 10b5-1, transactions in the Company Securities may occur even when the person who has entered into the plan is aware of MNPI.
To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Chief Compliance Officer (or, in the case of a Rule 10b5-1 Plan approval request from the Chief Compliance Officer, the Company’s Chief Executive Officer, Chief Financial Officer or President) and meet the requirements of Rule 10b5-1 and the Company’s “Guidelines for Rule 10b5-1 Plans.” In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of MNPI. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade; any amendment to or replacement of trading plan must occur only during periods when trading is permitted in accordance with this Policy. See “Blackout Trading Restrictions” below.
The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 plan or two business days following the disclosure of the Company’s financial results in periodic report file with the SEC for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any MNPI; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.
Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
V.BLACKOUT TRADING RESTRICTIONS.
A.Quarterly Blackout Periods
The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for Company Securities. Therefore, you can anticipate that, to avoid even the appearance of trading while in possession of MNPI, Covered Persons, as well as their Family Members and Controlled Entities, will not be pre-cleared to trade in Company Securities during the period beginning one week prior to the end of each fiscal quarter and ending after the second full business day following the public release of the Company’s earnings results for that quarter.
B.Event-specific Blackout Periods
From time to time, an event may occur that is material to a Company or the market for its Securities and is known by only a few Covered Persons. So long as the event remains material and non-public, no Covered Persons may trade in the Company Securities. This restriction applies regardless of whether such persons have actual knowledge of the material event in question. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in Company Securities during an event-specific blackout, the Company’s Chief Compliance Officer will inform the requestor of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Chief Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while in possession of MNPI regarding the Company or the market for its Securities.
C.Hardship Exceptions
A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company Securities in order to generate cash may, in appropriate circumstances, be permitted to sell such Securities even during the quarterly blackout period. Hardship exceptions may be granted only by the Company’s Chief Compliance Officer and must be requested at least two business days in advance of the proposed trade. A hardship exception may be granted only if the Chief Compliance Officer concludes that the Company’s earnings information for the applicable quarter does not constitute MNPI. Under no circumstance will a hardship exception be granted during an event-specific blackout period.
VI.TRANSACTIONS PURSUANT TO DIVIDEND REINVESTMENT PLANS
If you participate in an automatic dividend reinvestment plan, including with respect to Company Securities, this Policy does not apply to purchases of Securities under that dividend reinvestment plan resulting from your automatic reinvestment of dividends paid on the subject securities. This Policy, including any black-out periods applicable to transacting in Company Securities, does apply, however, to voluntary purchases of Securities resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate in the dividend reinvestment plan, or to increase your level of participation in the plan. This Policy also applies to your sale of any Securities purchased pursuant to the plan.
VII.ADDITIONAL PROHIBITED TRANSACTIONS
The Company and the Adviser considers it improper and inappropriate for any person covered by this Policy to engage in short-term or speculative transactions in Company Securities or certain derivatives thereof. Accordingly, the following additional policies also apply with respect to the trading activities of persons covered by this Policy:
A.Short-Term Trading
Short-term trading of Company Securities may be distracting to the person and may unduly focus such person on the Company’s short-term performance instead of the Company’s long-term business objectives. For these reasons, any Covered Person who purchases Company Securities in the open market may not sell any Securities of the same class for the Company during the six months following such purchase (or vice versa); provided, however, that, upon written request from an employee of the Adviser who is not a member of senior management (a “Short-Term Trading Waiver Request”), the Adviser’s Chief Compliance Officer may, on a case-by-case basis in the Chief Compliance Officer’s sole discretion, and in consideration of the relevant facts and circumstances set forth in the request, waive this prohibition with respect to open-market transactions in Company Securities by such employee. Any such Short-Term Trading Waiver Request shall set forth (i) the number of Company Securities requested to be sold, (ii) the date of the last open-market transaction with respect to such Securities, (iii) the acquisition date of such Securities (if applicable), and (iv) the proposed transaction date, and shall include a representation from the requesting employee that such employee is not aware of any MNPI with respect to the Company.
In addition, Section 16(b) of the Exchange Act imposes short-swing profit restrictions on the purchase or sale of the Company’s equity securities by such Company’s officers and directors and certain other persons. Restrictions pursuant to section 16(b) apply to transactions on a matched basis, regardless of the results of trading of actual security positions. See the Company’s “SEC Short-Swing Profit Rule Filing Policy” in this Compliance Manual.

B.Short Sales
Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the Securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits the Company’s officers and directors, and certain other persons, from engaging in short sales of Company Securities.
C.Publicly Traded Options
A transaction in options, puts, calls or other derivative securities concerning Company Securities is, in effect, a bet on the short-term movement of Company Securities and therefore may create the appearance that a person is trading based on MNPI concerning the Company or the market for its Securities. Transactions of this sort also may unduly focus such person on the Company’s short-term performance instead of the Company’s long-term business objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, relating to Company Securities are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)
D.Hedging Transactions
Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. Such transactions may permit a Covered Person to continue to own Company Securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. Therefore, Covered Persons are prohibited from engaging in any such transactions.
E.Margin Accounts and Pledged Securities
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of MNPI or otherwise is not permitted to trade in Company Securities, Covered Persons are prohibited from holding the Company Securities in a margin account as collateral for a margin loan or otherwise pledging Company Securities as collateral for a loan. An exception to this prohibition may be granted where a Covered Person wishes to pledge Company Securities in a margin account or as collateral for a loan and clearly demonstrates the financial capacity to repay the loan without resort to the pledged Securities. Any Covered Person who wishes to pledge Company Securities in a margin account or as collateral for a loan must submit a request for approval to the Company’s Chief Compliance Officer (or, in the case of a request from the Chief Compliance Officer, the Company’s Chief Executive Officer, Chief Financial Officer or President) at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. (Pledges of a Company’s Securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)
F.Standing and Limit Orders
Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Covered Person is in possession of MNPI. The Company and the Adviser therefore discourage placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined under this Policy.
VIII.POST-TERMINATION TRANSACTIONS
This Policy continues to apply to transactions in Company Securities even after termination of service to the Adviser to the Company. If an individual is in possession of MNPI when his or her service terminates, that individual may not trade in the Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under above, however, will cease to apply to transactions in Company Securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.

Approved: October 10, 2025